Exhibit 10.39

VIROLOGIC, INC.

NON-EMPLOYEE DIRECTOR CASH COMPENSATION ARRANGEMENTS

On March 16, 2005, the Board of Directors of ViroLogic, Inc. (the “Company”) approved a change to the compensation the Company pays to its non-employee directors. Beginning in the 2005 fiscal year, non-employee directors will be paid an annual retainer of $15,000, to be paid in four equal quarterly installments. This annual retainer will be in addition to the meeting attendance fees currently paid to non-employee directors, of $1,500 for each Board of Directors meeting attended and, for committee members, $500 for each committee meeting attended.